                                                                     Exhibit 4.9



                          J. WALTER THOMPSON COMPANY

                               RETAINED BENEFIT

                     SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                                     ***

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I
Establishment of the Plan..........................................   1
     1.1   Adoption of Plan; Purposes..............................   1
     1.2   Effective Date..........................................   1
     1.3   Name....................................................   1
     1.4   Affiliates as Participating Employers...................   1

ARTICLE II
Definitions........................................................   3
     2.1   Affiliate...............................................   3
     2.2   Beneficiary.............................................   3
     2.3   Committee...............................................   4
     2.4   Company.................................................   4
     2.5   Effective Date..........................................   4
     2.6   Employee................................................   4
     2.7   Participant.............................................   4
     2.8   Participant Account.....................................   4
     2.9   Participating Employer..................................   4
     2.10  Plan....................................................   4
     2.11  Plan Year...............................................   4
     2.12  Profit Sharing Plan.....................................   5
     2.13  Termination of Employment...............................   5

ARTICLE III
Participation......................................................   6
     3.1   Selection...............................................   6
     3.2   Reinstatement...........................................   6
     3.3   Removal.................................................   6

ARTICLE IV
Benefits...........................................................   8
     4.1   Amount of Benefits......................................   8
     4.2   Limitation on Benefits Credited.........................   8
     4.3   Timing..................................................   9
     4.4   Accounts................................................   9
     4.5   Earnings................................................  10
     4.6   Payment of Benefits.....................................  10
     4.7   Alternative Form of Benefit.............................  11
     4.8   Transfers...............................................  11
     4.9   Transfers to Foreign Affiliates.........................  12
     4.10  Benefit Offset..........................................  12

ARTICLE V
Forfeitures...............................................................  13
     5.1 Forfeitures......................................................  13
     5.2 Determination of Forfeitures.....................................  13
     5.3 Disposal of Forfeitures..........................................  14

ARTICLE VI
Administration............................................................  15
     6.1 Committee as Administrator.......................................  15
     6.2 Exercise of Authority............................................  15
     6.3 Finality of Decisions............................................  16

ARTICLE VII
Amendment and Termination.................................................  17
     7.1 Amendment and Termination........................................  17
     7.2 Corporate Successors.............................................  17

ARTICLE VIII
Miscellaneous.............................................................  19
     8.1 No Rights Created................................................  19
     8.2 Not "Compensation" For Other Purposes............................  19
     8.3 General Creditor.................................................  19
     8.4 Prohibition Against Funding......................................  20
     8.5 Nonalienation....................................................  20
     8.6 Income Tax Withholding...........................................  20
     8.7 Governing Law....................................................  21
     8.8 Counterpart Originals............................................  21
     8.9 Construction.....................................................  21

ADDENDUM A

            RETAINED BENEFIT SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                                      ***

                                   ARTICLE I

                           Establishment of the Plan
                           -------------------------

     1.1 Adoption of Plan; Purposes. J. Walter Thompson Company, a Delaware
         ---------------------------
Corporation, does hereby adopt this Plan to provide retirement benefits payable out of the general assets of the Company for selected highly compensated Employees, to supplement retirement benefits available under the J. Walter Thompson Company U.S. Employees' Profit Sharing Program and to attract, retain and motivate qualified management personnel. This Plan is designed to retain the benefits that eligible Employees would have accrued in the Company's Profit Sharing Plan but for the enactment of the Omnibus Budget Reconciliation Act of 1993. This Plan is intended to be a "top hat" plan as described in Section 201(2) of the Employee Retirement Income Security Act.

     1.2 Effective Date. This Plan shall be effective as of January 1, 1994.
         --------------

     1.3 Name. The name of the Plan is the Retained Benefit Supplemental
         ----
Employee Retirement Plan.


     1.4 Affiliates as Participating Employers. Any Affiliate that becomes a
         -------------------------------------
participating employer under the Profit Sharing Plan shall become a Participating Employer under this Plan, and any participating employer under the Profit Sharing Plan that withdraws from participation under the Profit Sharing Plan shall automatically withdraw from participation under this Plan. Upon the withdrawal of a Participating

Employer, the Participant Accounts under this Plan shall be held or distributed, transferred or otherwise disposed of as is appropriate under the circumstances, as determined by the Company.

                                  ARTICLE II

                                  Definitions
                                  -----------

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan.

     2.1 Affiliate.

         (a) WPP Group, USA Inc.;

         (b) any corporation at least twenty percent (20%) of whose voting stock is or prior to November 30, 1988, was, owned directly or indirectly by the Company. The Owl Group Inc. or WPP Group USA, Inc., provided that at least twenty percent (20%) of the voting stock of said previously owned corporation is and continues to be owned directly or indirectly, by WPP Group plc;

         (c) any corporation that is licensed to use the name "Thompson" in its corporate name by the Company, WPP Group USA, Inc., or any corporation described in subsection (b), above; or

         (d) any partnership, joint venture or other similar business entity in which the Company, WPP Group USA, Inc. or any corporation described in subsection (b) above has at least a fifty percent (50%) ownership interest.

     2.2 Beneficiary. Such person or persons (including trusts) designated as
         -----------
such by the Participant under the Profit Sharing Plan or as otherwise designated by the Participant from time to time.

     2.3 Committee. The Compensation Committee of the Board of Directors of the
         ---------
Company, or such other committee as the Board of Directors of the Company may designate.

     2.4 Company. J. Walter Thompson Company, a Delaware corporation.
         -------

     2.5 Effective Date. January 1, 1991.
         --------------

     2.6 Employee. Any person employed by a Participating Employer or an
         --------
Affiliate.

     2.7 Participant. An Employee who is designated as a Participant under
         -----------
ARTICLE III.

     2.8 Participant Account. The account maintained by the Company for each
         -------------------
Participant in order to record the benefits payable to such Participant under this Plan.

     2.9 Participating Employer. The Company and any Affiliate that is or
         ----------------------
becomes a participating employer in accordance with the Profit Sharing Plan.

     2.10 Plan. The Retained Benefit Supplemental Employee Retirement Plan, as
          ----
set forth herein or in any amendment hereto.

     2.11 Plan Year. The twelve (12) month period ending with the last day of
          ---------
December of each year.

     2.12 Profit Sharing Plan. The Company's profit sharing plan that is a
          -------------------
component of the J. Walter Thompson Company U.S. Employees' Profit Sharing Program.

     2.13 Termination of Employment. The date on which a Participant resigns,
          -------------------------
retires, dies, is determined to be totally and permanently disabled, or is discharged as an employee of a Participating Employer and is not re-employed by another Participating Employer or any Affiliate that is not a Participating Employer. The determination of whether a Participant is totally and permanently disabled shall be made by the Committee in accordance with the same provisions for determining total and permanent disability under the Profit Sharing Plan.

                                  ARTICLE III

                                 Participation
                                 -------------

     3.1 Selection. The Employees identified on the attached Addendum A are
         ---------
selected as Participants in the Plan as of January 1, 1994. Thereafter, the Committee, in its sole discretion, and in accordance with any procedure it deems appropriate, shall designate those Employees to become Participants in the Plan, and such designated Employees shall become Participants with the approval of the Board of Directors of WPP Group USA, Inc., or its Compensation Committee, provided that Employees of WPP Group USA, Inc. shall be selected by the Board of Directors of WPP Group USA, Inc., or its Compensation Committee. When appropriate, with Committee approval, Employees of other Participating Employers shall be designated by such Participating Employer, or its designee and such designated Employees shall become Participants with the approval of the Board of Directors of WPP Group USA, Inc., or its Compensation Committee.

     3.2 Reinstatement. A Participant who has had a Termination of Employment
         -------------
and, subsequent to such Termination of Employment, is again employed by a Participating Employer, shall not be reinstated as a Participant unless and until the appropriate committee as described in section 3.1, in its sole discretion, so determines.

     3.3 Removal. The Committee, or other appropriate committee as described in
         -------
section 3.1, in its sole discretion, may remove an Employee from participation in the Plan, in which case it may elect either to pay benefits to such individual pursuant to section 4.5 or 4.6 as if there had been a Termination of Employment as of the date of his or her removal from the Plan, or to freeze such individual's Participation Account until an actual Termination of Employment, in which case all provisions of the Plan shall continue to apply to the former Participant except for the allocation of benefits pursuant to section 4.1.

                                  ARTICLE IV

                                   Benefits
                                   --------

     4.1 Amount of Benefits. The amount to be credited to each Participant's
         ------------------
Account for each Plan Year shall be an amount equal to that portion of the Participating Employer's contribution to the Profit Sharing Plan that would have been allocable to the Profit Sharing Plan account of such Participant had the definition of "Compensation" set forth in ARTICLE II of the Profit Sharing Plan for such allocation been limited to $235,840, adjusted each Plan Year beginning after the Effective Date for increases in cost of living at the same time and in the same manner as prescribed by Section 415(d) of the Code, less those amounts, if any, actually allocated to such Participant's Profit Sharing Plan account for such Plan Year.

     4.2 Limitation on Benefits Credited. For the purposes of the "Contribution
         -------------------------------
Limits" set forth in ARTICLE X of the Profit Sharing Plan, amounts credited to each Participant's Account under section 4.1 for each Plan Year shall be considered as if such amounts were "Annual Additions" under the Profit Sharing Plan. Accordingly, if in any Plan Year, by reason of the crediting of amounts pursuant to section 4.1, the "Contribution Limits" of the Profit Sharing Plan would be exceeded, then the amounts to be credited under section 4.1 shall be reduced to the extent necessary to prevent such "Contribution Limits" from being exceeded.

     4.3 Timing. No Participant's Account shall be credited an amount under
         ------
section 4.1 for any Plan Year unless he or she was an employee of a Participating Employer or an Affiliate on December 31 of such Plan Year.

     4.4 Accounts.
         --------

         (a) The Company shall maintain a bookkeeping account to be credited with amounts under section 4.1 and section 4.5(b) for each Participant, referred to herein as the "Participant Account". In addition, the Company shall maintain an "Accumulated Earnings Account" to record earnings or losses pursuant to section 4.5(a) and forfeitures pursuant to section 5.3, which sums accumulated therein to be allocated to Participant Accounts pursuant to section 4.5(b). At any given time, the sum of the Participant Accounts and the Accumulated Earnings Account shall be referred to as the "Deferred Compensation Account". The Company may use any reasonable method of accounting that the Company, in its sole discretion, selects in maintaining the Participant Accounts, on the books and records of each Participating Employer. Each Participating Employer shall be liable, and reimburse the Company to the extent necessary, for that portion of the Deferred Compensation Account which is paid or payable to a Participant (or beneficiary thereof) as a result of or that is attributable to, employment of the Participant by each such Participating Employer. The Deferred Compensation Account shall be segregated from other accounts on the books and records of the Participating Employer, to the extent of its liability of each pursuant to the preceding sentence, as a contingent liability of the Participating Employer to the Participants.

         (b) Amounts to be credited to the Participant Accounts under section
4.1 shall be credited as of the last date Company contributions are made to the Profit Sharing Plan for such Plan Year.

     4.5 Earnings.
         --------

         (a) The Accumulated Earnings Account referred 4.4(a) shall be credited as of the end of each calendar quarter to reflect the equivalent of earnings or losses on the Participant Accounts, and earnings or losses on such Accumulated Earnings Account since the end of the previous calendar quarter, at a rate equal to the rate of return realized by the Profit Sharing Plan on assets held by such plan's "General Fund" investment fund during such quarter.

         (b) Amounts accumulated in the Accumulated Earnings Account each Plan Year shall be allocated to the Participant Accounts as of the end of the Plan Year in the ratio that the balance in each such Participant Account bears to the balances in all Participant Accounts as of such date.

     4.6 Payment of Benefits. Following the Termination of Employment of any
         -------------------
Participant, the Participating Employer shall pay to such Participant or his or her Beneficiary in the event that his or her Termination of Employment was the result of death, his or her Participant Account provided that the benefits contemplated herein shall not have been forfeited by the occurrence of any of the events of forfeiture specified in section 5.1. The Participant Account of a Participant incurring a Termination of Employment shall be paid on the first day of the month following (or as otherwise administratively feasible) the twelve (12) calendar month period after the Participant's Termination of Employment. Notwithstanding the foregoing, the amount of any balance remaining from time to time in the Participant Account shall continue to be adjusted in the manner prescribed in section 4.5(b). If the Participant should die before any or all of the payments to which the Participant is entitled are made, any unpaid balance will be paid to his or her Beneficiary.

     4.7 Alternative Form of Benefit. Notwithstanding section 4.6, upon a
         ---------------------------
Participant's Termination of Employment, the Participating Employer may, in its sole discretion, pay the entire amount accrued in the Participant's Account in the form of a single lump-sum payment, in any other schedule of installment payments (not to exceed fifteen (15) years) or in the form of a 10-year certain and life annuity.

     4.8 Transfers.
         ---------

         (a) A Participant who transfers employment from one Participating Employer to another Participating Employer during a Plan Year shall continue to participate in the Plan and shall, for purposes of section 4.1, be treated as if all "Compensation" during that Plan Year were paid by the Participating Employer employing such Participant at the end of that Plan Year. Each such Participating Employer's liability for the amount credited under section 4.1 on behalf of such Participant, however, shall be determined by reference to the "Compensation" actually paid by such Participating Employer.

         (b) In the event a Participant is transferred to an Affiliate that is not a Participating Employer, no further amounts shall be credited to such individual's Participant Account, except that such Participant Account shall continue to be adjusted to reflect earnings as provided in section 4.5. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine to allow an individual employed by an Affiliate that is not a Participating Employer to be credited with amounts under section 4.1 for the portion of the Plan Year during which the individual was employed by a Participating Employer and/or to continue to be credited with any new amounts under section 4.1 as if he or she were employed by a Participating Employer.

     4.9 Transfers to Foreign Affiliates. If a Participant (a) ceases to be an
         -------------------------------
Employee of a Participating Employer, (b) has become an employee of an Affiliate operating primarily outside the United States and has remained such for five (5) years, and (c) in the judgment of the Committee is unlikely to be reemployed by a Participating Employer, the Committee may, in its discretion, pay out benefits hereunder as if such Participant had a Termination of Employment.

     4.10 Benefit Offset. Notwithstanding any provision of this Plan, the
          --------------
benefit payments under this Plan shall be reduced by any outstanding debt owed by the Participant to the Company or Participating Employer, including but not limited to loans granted by the Company or Participating Employer, advanced vacation pay or salary or expense advances.

                                   ARTICLE V

                                  Forfeitures
                                  -----------


     5.1 Forfeitures. All rights of a Participant to any benefits under this
         -----------
Plan, including the payment of any unpaid installments under section 4.6 or 4.7, shall be immediately forfeited if:

         (a) the Participant's Termination of Employment occurs under circumstances involving malfeasance or gross negligence on the part of the Participant as determined pursuant to section 5.2; or

         (b) it is determined pursuant to section 5.2 subsequent to the Participant's Termination of Employment that the Participant had engaged in malfeasance or gross negligence; or

         (C) the Participant directly or indirectly enters into, or in any manner takes part in, any business, profession, or other endeavor, either as an employee, agent, independent contractor, owner (except as owner of less than five percent (5%) of the outstanding equity or debt securities of a publicly held entity), partner or otherwise which shall then be in competition with the business of the Participating Employer or any Affiliates, as determined pursuant to section 5.2.

     5.2 Determination of Forfeitures. The judgment of the Participating
         ----------------------------
Employer (acting by its Board of Directors or such other managerial authority as is appropriate under the circumstances) shall be final and binding as to the determination of the nature of any acts on the part of the Participant or the determination of whether any endeavor is in competition with the business of the Participating Employer or its Affiliates.

     5.3 Disposal of Forfeitures. All forfeitures determined pursuant to section
         -----------------------
5.1 and 5.2 shall be credited to the Accumulated Earnings Account and treated as additional earnings, as of the end of the calendar quarter in which the forfeiture arises, and allocated to the remaining Participant Accounts of the Participants of the Participating Employer that employed the Participant(s) who incurred the forfeiture(s), in accordance with section 4.5(b). except that the Company, and its subsidiaries who are Participating Employers shall commonly share in allocation of forfeitures arising from their Participants.

                                  ARTICLE VI

                                Administration
                                --------------


     6.1 Committee as Administrator. Except with respect to the designation of
         --------------------------
Participants by committees other than the Committee, as provided in section 3.1, the Committee shall be the Administrator of the Plan. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. All provisions set forth in the Profit Sharing Plan with respect to the administrative powers and duties of the Profit Sharing Plan, such as expenses of administration and claims procedures, and for taking action as the Committee shall also be applicable with respect to the Plan. The Committee shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports furnished by, or prepared in accordance with the instructions of, any actuary, accountant, controller, consultant, counsel or other experts engaged by the Participating Employer with respect to the Plan.

     6.2 Exercise of Authority. In addition to all other powers provided by this
         ---------------------
Plan, the Committee shall have absolute authority to exercise its discretion in interpreting the Plan and deciding all questions concerning the Plan and the eligibility of any person to participate in the Plan, such interpretations and determinations to be reviewed under the arbitrary and capricious standard.

     6.3  Finality of Decisions. The decisions made by and the actions taken by
          ---------------------
the Committee in the administration of the Plan shall be final and conclusive on all persons, and the members of the Committee shall not be subject to individual liability with respect to any actions taken or omitted to be taken in connection with the Plan.

                                  ARTICLE VII

                           Amendment and Termination
                           -------------------------


     7.1 Amendment and Termination. The terms of the Plan do not constitute a
         -------------------------
contract between the Participating Employer and any individual and confer no legal rights or obligations. The Company reserves the right to amend and/or terminate the Plan any time in whole or in part, for whatever reasons it may deem appropriate, subject only to the obligation to pay those amounts credited in Participant Accounts, if not forfeited, to the extent it is financially capable of meeting such obligations. Such amendment and/or termination shall be by resolution of the Board of Directors of the Company, or the Board may delegate the power to amend and/or terminate to a committee of the Board or the Committee, in which event the resolution of the committee so designated shall be by resolution of the committee of the Board, or by resolution of the Committee.

     7.2 Corporate Successors. The Plan shall not be automatically terminated by
         --------------------
a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but rather the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of section 7.1. Notwithstanding the foregoing, if the Company undergoes a transfer or sale of assets, a merger or consolidation such that a Participating Employer is no longer an Affiliate of the Company, then the portion of the Plan with respect to that Participating Employer shall be considered terminated pursuant to section 7.1, unless the Board of Directors of the Company or the Committee resolve to make arrangements to continue the operation of such portion of the Plan.

                                 ARTICLE VIII

                                 Miscellaneous
                                 -------------

     8.1 No Rights Created. Neither the establishment or modification of the
         -----------------
Plan nor the payment of any benefits hereunder shall be construed as giving any Participant or other person legal or equitable rights against the Company or any Affiliate, or any officer or Employee thereof or the Committee, except as herein provided. Nothing in this Plan shall be construed as a guarantee of, or confer upon any Participant the right to continued employment by the Company or any Affiliate or limit the right of the Company or any Affiliate to discharge or otherwise deal with Participants without regard to the existence of this Plan.

     8.2 Not "Compensation" For Other Purposes. No benefit payable under this
         -------------------------------------
Plan (or the actuarial or net present value of any such benefit) shall be deemed salary or other compensation to any Participant for purposes of any qualified retirement plans maintained by a Participating Employer or for purposes of any other fringe benefit obligations of a Participating Employer.

     8.3 General Creditor. A Participant shall be regarded as a general creditor
         ----------------
of his or her Participating Employer with respect to any rights derived by such Participant from the existence of this Plan or the existence or amount of any Participant Account. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies, or other assets which the Participating Employer may earmark to pay the contingent benefits hereunder shall at all times remain in and with the Company. No

Participant or Beneficiary shall have any property interest whatsoever in any specific assets of the Participating Employer as a result of this Plan.

     8.4 Prohibition Against Funding. The Company's obligation to pay benefits
         ---------------------------
under this Plan is a contractual obligation only and nothing herein shall be deemed to require the Participating Employer to segregate assets or otherwise fund this obligation. Further, nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or Participating Employer and any Participant, Beneficiary or other person.

     8.5 Nonalienation. The right of any Participant or Beneficiary to any
         -------------
benefit or any payment hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same prior to receipt thereof shall be void. The Company and Participating Employer shall not in any manner be liable for such rights, or be subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit or payment under this Plan.

     8.6 Income Tax Withholding. To the extent required by section 3405 of the
         ----------------------
Internal Revenue Code of 1986, as amended, or any successor provision thereto, and any state and local requirements, distributions from the Plan shall be subject to income tax withholding.

     8.7 Governing Law. The provisions of this Plan shall be construed,
         -------------
administered and enforced in accordance with the laws of the State of New York, other than its laws respecting choice of law, to the extent that such laws are not preempted by the Employee Retirement Income Security Act and valid regulations published thereunder.

     8.8 Counterpart Originals. The Plan may be executed in more than one
         ---------------------
counterpart original.

     8.9 Construction. A pronoun or adjective in the masculine gender includes
         ------------
the female gender, and the singular includes the plural, unless the context clearly indicates otherwise. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf by its duly authorized officer this 29th day of June, 1994.

                                              J. WALTER THOMPSON COMPANY


                                             By:  /s/ Lewis Trencher
                                                 -----------------------------

                           UNANIMOUS WRITTEN CONSENT
                           -------------------------
                        OF THE ADMINISTRATIVE COMMITTEE
                        -------------------------------
                         OF THE BOARD OF DIRECTORS OF
                         ----------------------------
                          J. WALTER THOMPSON COMPANY
                          --------------------------

The undersigned, being all of the members of the Administrative Committee of the Board of Directors of J. Walter Thompson Company (the "Corporation"), do hereby severally consent to and adopt the following resolutions:

      WHEREAS, the Corporation sponsors and maintains the J. Walter Thompson Company U.S. Employees' Profit Sharing and Profit Sharing Matched Savings Plans (the "Profit Sharing Plans"), tax-qualified retirement plans established pursuant to Section 401(a) of the Internal Revenue Code (the "Code"); and

      WHEREAS, pursuant to Section 401(a)(17) of the Code, contributions allocated under the Profit Sharing Plans each year may be based upon compensation which does not exceed $200,000, as adjusted annually for cost-of-living increases: and

      WHEREAS, as a result of cost-of-living increases the Section 401(a)(17) compensation limit for 1993 was $235,840; and

      WHEREAS, pursuant to the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93"), the Code Section 401(a)(17) compensation limit was, effective January 1, 1994, reduced to $150,000 (to be adjusted in subsequent years for cost-of-living increases); and

      WHEREAS, the Corporation desires to supplement the retirement benefits available under the Profit Sharing Plans, to provide the benefits which participants otherwise would have been entitled to had Section 401(a)(17) of the Code not been amended by OBRA '93, and to attract, retain and motivate qualified management personnel by establishing a non-qualified retirement plan for these participants: now therefore it is

      RESOLVED, that the plan presented herewith, and incorporated herein by reference, entitled the Retained Benefit Supplemental Employee Retirement Plan (the "Plan") be, and hereby is, adopted effective as of January 1, 1994; and it is

      FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, and each of them with full authority to act without the others hereby is, authorized and directed to take, or cause to be taken, any and all such action as any such officer shall, upon the advice of counsel, deem necessary or advisable to effectuate the preceding resolution, including without limitation adopting such clarifying and administrative modifications to the Plan as any such officer deems appropriate.

Dated: June 29, 1994



/s/ Burt Manning                                 /s/ William C. Thompson, Jr.
------------------------------                   -------------------------------
Burt Manning                                     William C. Thompson, Jr.


/s/ Peter A. Schweitzer                          /s/ Lewis J. Trencher
------------------------------                   -------------------------------
Peter A. Schweitzer                              Lewis J. Trencher